Exhibit 21.1

SUBSIDIARIES OF ARES COMMERCIAL REAL ESTATE CORPORATION

Name	Jurisdiction
ACRC Holdings LLC	Delaware
ACRC Lender LLC	Delaware
ACRC Lender C LLC	Delaware
ACRC Lender One LLC	Delaware
ACRC 2013-FL1 Depositor LLC (FKA ACRC Lender II LLC)	Delaware
ACRC Lender U LLC (FKA ACRC Lender III LLC)	Delaware
ACRC Lender W LLC	Delaware
ACRC Lender W TRS LLC	Delaware
ACRC 2013-FL1 Holder LLC	Delaware
ACRC Champions Investor LLC	Delaware
ACRE Commercial Mortgage Trust 2013-FL1	Delaware
ACRE Capital Holdings LLC	Delaware
ACRE Capital LLC	Michigan
ACRC Lender IV LLC	Delaware
ACRC Lender V LLC	Delaware
ACRC Lender VI LLC	Delaware
ACRC Lender VII LLC	Delaware
ACRC Lender VIII LLC	Delaware